Exhibit 10.1

Amendment No. 2
to the
Severance Plan for Officers of
Lincoln National Corporation
(Restated effective June 13, 2011)

The Severance Plan for Officers of Lincoln National Corporation is, except as otherwise indicated below, hereby amended by the Compensation Committee of the Corporation’s Board of Directors effective August 27, 2012 as follows:

1.	Revising the first paragraph of the Purpose and Interpretation with the addition of the following sentence to be inserted at the end that paragraph:

“The Plan is intended to be a top-hat plan that covers a select group of management and highly compensation employees.”

2.           Revising subparagraph (c) of Article II to read as follows:

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“(c) The Officer must sign (and not revoke) an Agreement, Waiver and General Release (or similar release document) satisfactory to the Corporation (“Agreement”) that shall release the Corporation, its affiliates, subsidiaries, shareholders, directors, officers, employees, and agents and that becomes effective, which shall include provisions calling for forfeiture and/or claw back of all but three (3) weeks of benefits payable or paid under this Plan in the event the Officer engages in competition with, or solicits or attempts to solicit employees or customers of, the Corporation, reveals confidential information belonging to the Corporation, fails to report such competitive activity, solicitation, or breach of confidentiality, or otherwise violates the terms of the Agreement.”
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3.
Effective July 12, 2012 through December 28, 2012, the Plan is hereby amended with the addition of new Article IV-A set forth below.  After December 28, 2012, Article IV-A shall no longer be in effect and shall be deleted from the Plan.

“Article IV-A: Additional Severance Period

Any Officer (other than one who is classified as a Section 16 Officer under the Securities Exchange Act of 1934, as amended) who receives formal written notice of Job Elimination from the Corporation from July 12, 2012 through November 30, 2012 and whose separation from service with the Corporation occurs prior to December 28, 2012 may be eligible for an additional Severance Period as described in this Article IV-A.  Any Officer who receives formal written notice of Job Elimination from the Corporation after November 30, 2012 or whose separation from service with the Corporation occurs after December 28, 2012 (regardless of when formal written notice of Job Elimination was received) shall not be eligible for the additional Severance Period described in this Article IV-A.

For purposes of this Article IV-A, “Severance Benefits” shall mean the Severance Pay benefit described under Article III and the Severance Stipend benefit described in Article IV.

An Officer who does not obtain a “Comparable Job” (as defined below) by the end of the Officer’s applicable Severance Period described in Article III above (the “Initial Severance Period”), shall be eligible to continue to receive Severance Benefits during an additional Severance Period of not more than 24 weeks, provided that Officer does not obtain a Comparable Job during such 24-week period and further provided that the Officer continues to satisfy the terms and conditions of the Plan and the Officer’s Agreement.

In addition, to be eligible to continue to receive Severance Benefits during the additional Severance Period, the Officer must provide to the Corporation at the conclusion of his or her Initial Severance Period and each week during the additional Severance Period thereafter, an attestation that the Officer has not obtained a Comparable Job.

If an Officer obtains a Comparable Job during the Initial Severance Period, such Officer must immediately notify the Corporation of such Comparable Job and will be entitled to continue to receive Severance Benefits for the duration of the Officer’s Initial Severance Period under Article III provided the Officer continues to satisfy the terms and conditions of the Plan and the Officer’s Agreement, but the Officer shall not be eligible for the additional Severance Period under this Article IV-A.

If an Officer obtains a Comparable Job at any point during the additional Severance Period, such Officer must immediately notify the Corporation and the Officer’s eligibility to continue to receive Severance Benefits under this Article IV-A shall immediately cease.

If an Officer fails to immediately notify the Corporation that he or she obtained a Comparable Job during the additional Severance Period and continues to receive Severance Benefits thereafter, the Officer shall be required to repay to the Corporation any Severance Benefits paid to the Officer under this Article IV-A after the Officer obtained a Comparable Job.

A Comparable Job is any job that pays the Officer an annual base salary that is not less than 70% of the Officer’s annual base salary with the Corporation immediately prior to the Officer’s Job Elimination.”

4.
Effective July 12, 2012 through December 28, 2012, the second paragraph of Article VI is hereby amended as set forth below.  After December 28, 2012, the second paragraph of Article VI as in effect immediately prior to July 12, 2012 shall resume effect.

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“Severance Stipend. The Severance Stipend associated with an Officer’s Initial Severance Period (as defined in Article IV-A) shall be paid in a cash lump sum. Any Severance Stipend payable during the additional Severance Period described in Article IV-A shall paid bi-weekly.”
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5.           In all other respects, said Plan shall remain in full force and effect.